EXHIBIT 99.1

FOR IMMEDIATE RELEASE

American Realty Capital New York City REIT to Acquire
123 William Street

New York, New York, February 2, 2015 – American Realty Capital New York City REIT, Inc. (“NYCR”), a public non-traded real estate investment trust (“REIT”), announced today that it has entered into an agreement to acquire 123 William Street, an institutional-quality office property located in Downtown Manhattan for $253 million, exclusive of closing costs.

123 William Street contains approximately 545,000 rentable square feet and is currently 81% leased. The property’s largest tenants include the State of New York, the City of New York, the United States of America, the Securities Training Corporation and McAloon & Friedman, P.C.

“We are very excited to be adding 123 William Street to our portfolio,” said Michael A. Happel, Chief Executive Officer of NYCR. “The property is located in Downtown Manhattan, an important New York City submarket benefiting considerably from recent infrastructure improvements, especially with regard to transportation. The lobby and many important elements of the building have been substantially renovated, and we are acquiring the investment below its replacement cost. We see an opportunity to create near-term value at 123 William Street through leasing up the remainder of the building and marking below-market rents to current market levels as leases roll.”

About NYCR

NYCR intends to elect and qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ended December 31, 2014. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different, including those set forth in the Risk Factors section of NYCR’s Prospectus. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Further, forward-looking statements speak only as of the date they are made, and NYCR undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Michael A. Happel Chief Executive Officer, President and Secretary American Realty Capital New York City REIT, Inc. mhappel@arlcap.com (212) 415-6500	Gregory W. Sullivan Chief Operating Officer, Chief Financial Officer and Treasurer American Realty Capital New York City REIT, Inc. gsullivan@arlcap.com (212) 415-6500	Andrew G. Backman Managing Director Investor Relations and Public Relations abackman@arlcap.com (917) 475-2135

Anthony J. DeFazio SVP of Public Relations DDCworks tdefazio@ddcworks.com (484) 342-3600